Tidal ETF Trust 485BPOS

Exhibit 99(a)(vii)(4)

QH-410644

THE TAX CONCESSIONS LAW
UNDERTAKING AS TO TAX CONCESSIONS

In accordance with the Tax Concessions Law the following undertaking is hereby given to

Defiance Short Ether Cayman Subsidiary “the Company”

(a)	That no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

(i)	on or in respect of the shares debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 11th day of June 2024.

ACTING CLERK OF THE CABINET

Authentication Number: 555874256194

The Change of Name of Defiance Short Ether Cayman Subsidiary to Unlimited HFMF Cayman Subsidiary on 5th November 2024 has been noted. The Tax Undertaking set out herein has been extended to Unlimited HFMF Cayman Subsidiary for a period of twenty years from 11th June 2024.